Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "Agreement") is made and entered into as of the 15th day of July, 2004 (the "Effective Date") by and between FirstBingo.com, a corporation organised pursuant to the laws of Nevada, with a place of business at 488 Huron Street Toronto, Ontario M5R 2R3, Canada (hereinafter referred to as the "Owner") and Bingo TVNet Corporation, a Colorado corporation with a place of business at 90 Inverness Circle East, Englewood, Colorado 80211 (hereinafter referred to as the "Producer").

WHEREAS, Owner is the proprietor of certain Software (as that term is defined below) and related property used to facilitate games of skill, namely bingo and Trivia Bingo™, via varying methods and forms of multimedia;

WHEREAS, Producer desires to obtain a license to, and Owner desires to license the Software to Producer, and the parties desire to enter into a business relationship for the exploitation of the Software via the internet, interactive and standard television, and possibly elsewhere;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Producer agree as follows:

1.     DEFINITIONS.

Along with the terms defined in the Agreement, the following terms shall have the meanings ascribed thereto below:

1.1     "Format" shall mean the unique combination of concepts, rules, elements, including (but not limited to) set designs, scripts, music, castings, lighting, and underlying materials for a television program more specifically delineated in Schedule A (attached hereto and incorporated by this reference) and referred to hereinafter as "Trivia Bingo."

1.2     "Territory: shall mean the United States, Puerto Rico & the U.S. Virgin Islands.

1.3     "Software" shall mean the FirstBingo.com™ proprietary Software to be used for operation of the internet, television and interactive television (hereinafter, "iTV") games as more fully set forth on Schedule B hereto (attached hereto and incorporated by this reference).

1.4     "New Series" shall mean a television (including without limitation iTV) program and/or series of programs utilizing the Format, wherever such program or program series may be produced and/or distributed within the Territory.

1.5     "Broadcast" shall mean all free and paid television broadcasts, which shall include terrestrial, cable, and satellite transmissions within the Territory (including Overspill), pay-per-view, and shall include both analogue and digital transmission.

1.6     "Overspill" shall mean the possibility that a New Series Broadcast in the Territory is capable of reception outside the Territory due to the inherent incapability of satellite signals to be received only in an area confined by territorial boundaries.

1.7     "Materials" shall mean marketing, advertising and publicity collateral in all forms.

1.8     "Copyright" shall mean Owner's copyright interest in and to the TriviaBingo Format and Software.

1.9     "Trademark" shall mean Trivia Bingo™.

2.     GRANT OF RIGHTS.

In consideration of the fees payable hereunder, Owner hereby grants to Producer the exclusive right (but not the obligation except as otherwise specified herein) to use the Software, Copyright, Trademark, Format and other intellectual property appurtenant thereto to produce the New Series of Trivia Bingo and to create derivative works based upon any or all of the foregoing.

3.     TERM.

The license granted herein shall be effective as of the Effective Date and shall expire on the first anniversary date thereof unless terminated earlier as provided herein (the "Initial Term") or unless renewed by the parties (the "Renewal Term"). For avoidance of doubt, Producer may renew this Agreement for a further exclusive term of five (5) years at Producer's sole discretion (the Initial Term and Renewal Term, if any, are hereinafter individually and collectively referred to as the "Term"). Producer shall notify Owner not less than thirty (30) days prior to expiry of the Initial Term of its intention to renew this Agreement for such Renewal Term.

4.     OWNER'S RIGHTS AND RESPONSIBILITIES.

4.1     Owner shall host, provide and facilitate all forms of the internet Trivia Bingo game. All hosting of the internet Trivia Bingo game will take place exclusively on Owner's servers.  Account verification and the debiting of internet Trivia Bingo player (hereinafter, "Internet Player(s)") account funds will be via a backend function transparent to the Internet Player. Owner shall maintain accurate and complete books and records reflecting all cards played by all Internet Players for reconciliation and/or auditing purposes and shall collect all fees due from all Internet Players within the Territory and shall pay to Producer its share of such fees as set forth in Section 9 hereof as and when due.

4.2     During the term of this Agreement the Owner shall not enter into any other agreement with any entity for the licensing of Broadcast rights of the Format in the Territory, or undertake in the Territory any marketing activities directly related to the Format unless expressly permitted by the Producer.

4.3     Owner shall deliver to Producer any Materials as may be reasonably requested by Producer, at no cost to Producer, for the purposes of producing the Format.

4.4     At all times throughout the Term of this Agreement, Owner shall deposit in trust the then-current version of the Software source code at the offices of the law firm representing Owner. Owner shall provide Producer with the identity of such law firm and shall identify a primary contact within such firm within twenty (20) days of the Effective Date. Further, Owner shall promptly notify Producer of any change(s) in either the law firm or the primary contact. In the event Owner breaches the terms of this Agreement or in the event of the liquidation of Owner or the appointment of a receiver for Owner, in addition to its other rights and remedies hereunder, Producer shall immediately be entitled to the Software source code.

4.5     Owner shall contribute a maximum of ten percent (10%) of the Owner's Share of all net internet and iTV revenues (i.e. gross internet and iTV revenues actually collected minus set-offs, credits, refunds, etc., hereinafter, "Net Revenues") derived from the Territory during the Term of this Agreement, by depositing such sums on or before the last business day of each month during the Term hereof in a trust account to be identified by account and routing numbers by Producer within thirty (30) days of the Effective Date (the "Trust Account"), which contribution (the "Prize Pool Contribution") will be used solely to fund prizes for contestants participating in the TV series, iTV and Internet competitions (the "Prize Pool").

5.     PRODUCER'S RIGHTS AND RESPONSIBILITIES.

5.1     Producer shall produce and provide a forum for all iTV versions of the Trivia Bingo game. Producer shall track cards played by iTV Trivia Bingo players (hereinafter, "iTV Players") for reconciliation and/or auditing purposes, shall collect all monies due from any iTV Players and shall pay to Owner its share of such fees as set forth in Section 9 hereof as and when due.

5.2     The Producer shall have the right to sub-license the rights granted it hereunder to another broadcaster in the Territory provided that any such sub-license shall be subject to the provisions of this Agreement.

5.3     The Producer shall notify the Owner as soon as practicable of any sub-license it enters into with another broadcaster.

5.4     The Producer or its assigns shall have complete creative control of any pilot program and all programs of the New Series.

5.5     The Producer shall market the Owner's web site and the New Series through account statement inserts, broadcast trailers and/or any other reasonable marketing methods it elects, in its sole discretion, to employ.

5.6     Producer shall deliver to the Owner; two (2) VHS tapes of each and every show of the New Series produced within thirty (30) days of production. Owner shall not use, or permit to be used for any purpose, any tapes of the New Series provided to Owner pursuant to this Section 5.6 without first obtaining Producer's express written consent.

5.7     The Producer agrees to complete production of a minimum of one (1) Trivia Bingo game show, in accordance with the terms hereof, in each and every one hundred fifty (150) day period during the Term of this Agreement.

5.8     The Producer will use all reasonable efforts to ensure that any production of the New Series shall follow as closely as practicable the guidelines set forth in the Format Description annexed hereto as Schedule A.

5.9     Subject at all times to Section 9 hereof, Producer shall make a Prize Pool Contribution of a maximum of ten percent (10%) of the Producer's Share of all Net Revenues (which, for the avoidance of doubt, shall also be net of the "Production Cost" as that term is defined in Section 9.3 hereof) derived from the Territory during the Term of this Agreement, by depositing such sums on or before the last business day of each month during the Term hereof in the Trust Account, which Prize Pool Contribution will be used solely to fund the Prize Pool.

5.10     Producer shall be responsible for making payments from the Prize Pool Trust Account to contestants participating in the TV series, iTV and Internet competitions

6.     PRODUCTION OF NEW SERIES.

With the exception of the Prize Pool Contributions and the Production Cost, the Producer shall be responsible for obtaining all of the financing required for the production of the New Series and shall be responsible for any and all expenses incurred during the course of production of the New Series and Owner shall have no additional liability or responsibility therefore. Except for the Prize Pool Contribution and the Production Costs, and any other agreed upon expense to be jointly borne, Producer and/or its assigns or licensees shall indemnify and hold Owner safe and harmless therefrom and from any other actions taken by the Producer and/or said assigns and/or licensees with reference to the production of the New Series unless such actions are attributable to or a result of Owner's representations and warranties or any breach thereof.

7.     OWNERSHIP.

7.1     The Producer or its assigns shall own the copyright in the New Series and all of the television programs thereof including without limitation all iTV programs and services and Producer or its assigns shall own any and all rights in and thereto into perpetuity, provided that, notwithstanding the exclusive rights granted to Producer hereunder, any and all copyright in the Format as embodied in the New Series and iTV programs shall remain with the Owner and is in no way transferred, conveyed or assigned hereunder.

7.2     All rights of any kind and nature not expressly and specifically granted hereunder are reserved to and shall remain the exclusive property of the respective owner thereof.

8.     MERCHANDISING RIGHTS.

Prior to commencement of production of the New Series, the parties hereto shall enter into a merchandising rights agreement, (on terms to be negotiated in good faith), wherein the Owner shall receive a 5% royalty and the Producer shall receive a 95% royalty on all sales in the Territory.

9.     PAYMENT TERMS.

9.1     All internet and iTV Net Revenues derived from the Territory during the Term of this Agreement shall be divided and shared as follows: (i) 60% to the Producer (the "Producer's Share"); and (ii) 40% to Owner (the "Owner's Share"). The parties shall reconcile all gross revenues (both internet and iTV-based) on the first business day of each month and shall pay the other its share of Net Revenues along with providing an accounting thereof in accordance with Section 9.2 below.

9.2     The Producer and the Owner shall each pay to the other such sums set forth in Section 9.1 above, calculated monthly in arrears, not more than 45 days following the end of the month in which monies are received from both the Internet and iTV Players, respectively. Such payment shall be accompanied by an accounting of the number of Internet Players in the case of Owner and iTV Players in the case of Producer, the total number of games played and charged for, as well as the gross revenue collected from the applicable Players during the period reflected by the corresponding payment.

9.3     Producer shall be entitled to withhold the Trivia Bingo TV show production cost of a maximum of Thirty Thousand U.S. Dollars ($30,000) per show (the "Production Cost") from the iTV Player gross revenues and all payments to Owner of Owner's Share of the Net iTV Revenues hereunder shall be calculated after first deducting the Production Cost from the gross revenue generated by the iTV Players. In the event that the iTV revenues are insufficient to offset the Production Cost for the New Series including any individual show thereof, Producer shall invoice Owner and Owner shall promptly pay Producer for half of the actual costs, not to exceed a maximum of Fifteen Thousand Dollars ($15,000) per show, actually incurred by Producer in connection with the production of the New Series.

10.     AUDIT RIGHTS.

10.1     Producer agrees to keep and maintain accurate books and records of the number of iTV Players and the payment of fees by iTV Players hereunder. During the Term and for one (1) year thereafter, Owner shall have the right upon at least sixty (60) days written notice, and at Owner's expense, to conduct an audit of such books and records that are reasonably necessary to verify the accuracy of any reports by Producer; provided that such books and records so audited shall be limited to iTV Player counts and payment records relating directly to Owner. Such audit shall be conducted by an independent nationally-recognized certified public accounting firm approved by Producer, which firm shall execute a non-disclosure agreement acceptable to Producer. Any such audit shall be conducted during Producer's regular business hours (such hours to be determined in Producer's sole discretion) and at Producer's office, where records are regularly maintained. Owner's right to perform such audit shall be limited to once in any consecutive twelve (12)-month period. Any audit shall be limited to the books and records of the preceding and current year only. Owner shall provide the results of such audit to Producer within four (4) months of conducting the audit and any such information shall be deemed the Confidential Information (as that term is defined in Section 14.4 hereof) of Producer. Owner shall submit any claims of non-compliance as a result of an audit to Producer in writing within three (3) months of the auditors leaving Producer's offices or Owner shall have waived its rights to such claim. Any claim as a result of such audit shall be limited to the current year and the immediate preceding year only. In addition, only if, with respect to any audit, the difference between the amounts payable to Owner and paid to Owner is greater than five percent (5%), then Producer shall reimburse Owner for the reasonable and documented costs and expenses of Owner's inspection and audit.

10.2     Owner agrees to keep and maintain accurate books and records of the number of Internet Players and the payment of fees by Internet Players hereunder. During the Term and for one (1) year thereafter, Producer shall have the right upon at least sixty (60) days written notice, and at Producer's expense, to conduct an audit of such books and records that are reasonably necessary to verify the accuracy of any reports by Owner; provided that such books and records so audited shall be limited to Internet Player counts and payment records relating directly to Producer. Such audit shall be conducted by an independent nationally-recognized certified public accounting firm approved by Owner, which firm shall execute a non-disclosure agreement acceptable to Owner. Any such audit shall be conducted during Owner's regular business hours (such hours to be determined in Owner's sole discretion) and at Owner's office, where records are regularly maintained. Producer's right to perform such audit shall be limited to once in any consecutive twelve (12)-month period. Any audit shall be limited to the books and records of the preceding and current year only. Producer shall provide the results of such audit to Owner within four (4) months of conducting the audit and any such information shall be deemed the Confidential Information (as that term is defined in Section 14.4 hereof) of Producer. Producer shall submit any claims of non-compliance as a result of an audit to Owner in writing within three (3) months of the auditors leaving Owner's offices or Producer shall have waived its rights to such claim. Any claim as a result of such audit shall be limited to the current year and the immediate preceding year only. In addition, only if, with respect to any audit, the difference between the amounts payable to Producer and paid to Producer is greater than five percent (5%), then Owner shall reimburse Producer for the reasonable and documented costs and expenses of Producer's inspection and audit.

11.     OVERSPILL.

The Owner acknowledges that Overspill shall not constitute a breach of this Agreement, provided that the transmission arrangements of Broadcast are aimed solely at satisfying the Territory. The Producer shall ensure that such broadcaster uses all reasonable efforts to limit such Overspill.

12.     WARRANTIES; INDEMNITIES; AND LIMITATION ON LIABILITY.

12.1     Owner and Producer each represent and warrant to the other that it has all of the rights, powers, and authority to enter into, and to perform fully all of its obligations under this Agreement. OWNER ACKNOWLEDGES AND AGREES THAT EXCEPT As expressly set out in this section 12.1, all other warranties, whether express or implied, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, condition, performance, satisfactory quality, AND NON-INFRINGEMENT, are expressly disclaimed BY producer.

12.2     Owner represents, warrants and covenants that:

12.2.1     it is the sole and exclusive owner of all rights in and to the Format being licensed hereunder; the Owner has not copied or adapted the Format from any other literary, dramatic or other work; the Owner is authorized to and has all rights necessary to grant the Software License in the Territory;

12.2.2     the Format does not violate or infringe upon the copyright or common law rights or the literary, dramatic, motion picture, television, music, or other intellectual property rights of any person or entity whatsoever;

12.2.3     it is the sole and exclusive owner of all rights in and to the Software being licensed hereunder; the Owner has not copied or adapted the Software from any other literary or other work;

12.2.4     use of the Software by Producer in accordance with the grant hereunder shall not infringe upon the copyright or common law rights or the literary, dramatic, motion picture, television, music, or other intellectual property rights of any person or entity whatsoever;

12.2.5     it is the sole and exclusive owner of all rights in and to the Trademark being licensed hereunder; the Owner has not copied or adapted the Trademark from any other word mark, design or third party trademark(s);

12.2.6     use of the Trademark by Producer in accordance with the grant hereunder shall not infringe the trademark, trade name, likeness or common law rights, or constitute a libel or defamation of any person or entity whatsoever;

12.2.7     it is the sole and exclusive owner of all rights in and to the URL www.triviabingo.com

12.2.8     use of the URL www.triviabingo.com by Producer in accordance with the grant hereunder shall not infringe the trademark, trade name or common law rights of any person or entity whatsoever; and

12.2.9     No further payment will be necessary by the Producer to the Owner except as set forth herein to acquire the rights herein granted.

12.3     Owner shall indemnify and hold Producer, its Affiliates, directors, officers, employees and agents of Producer (collectively, the "Producer Indemnitees") harmless from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) incurred in connection with any claim against any of the Producer Indemnitees arising out of: (A) the breach or default of any of Owner's representations, warranties, covenants, obligations or duties herein; (B) the content of the Software, Format, Copyright and Trademark including, without limitation, any claims alleging that the any of the foregoing is defamatory, libelous, slanderous or obscene, or violates or infringes any copyright, trademark, right of privacy or literary, dramatic or music performance right of any person or entity; (C) the sale or marketing of any products or services by Owner; and (D) Owner's use of the New Series, any logos, trademarks, service marks, trade names or other identifying information of Producer inconsistent with Producer's instructions (individually and collectively referred to hereinafter as the "Claims"). Owner shall undertake the defense of any Claims and permit Producer to participate therein using counsel of its choosing at the Owner's sole expense. If, in the reasonable discretion of Producer, Owner fails to diligently pursue any Claims, then Producer may assume the control of such Claims at Owner's expense. Producer, at Owner's cost, will cooperate fully in the defense of any Claims. The settlement of any Claims, in whole or in part, by Producer, without the Owner's prior written consent, shall release the Owner from its obligations hereunder with respect to that portion of the Claims so settled. Owner may not settle or otherwise dispose of any Claims hereunder without Producer's prior written approval of the terms and conditions thereof.

12.4     Notwithstanding anything in this Agreement to the contrary, in no event shall Producer or its affiliates be liable for any incidental or consequential damages, whether foreseeable or not, occasioned by any failure to perform or the breach of any obligation under this Agreement for any cause whatsoever, whether based on negligence or otherwise and in no event shall the aggregate liability of Producer or its affiliates under this Agreement exceed the NET Revenues ACTUALLY PAID TO PRODUCER hereunder.

13.     TERMINATION.

13.1     In addition to any other rights and remedies the applicable party might have each party shall have the right to terminate this Agreement if the other:

13.1.1     commits any material breach of any term and fails to remedy such breach (if remediable) within 30 days of receiving notice thereof or 10 days if such breach is a failure to account or pay sums when due; or

13.1.2     ceases to carry on its business or goes into voluntary or compulsory liquidation or if a receiver is appointed in respect of all or any of its assets or if any composition is made with any creditors.

14.     GENERAL CLAUSES.

14.1     Each party undertakes not to disclose to third parties other than the Owner's and the Producer's legal and accounting representatives, the contents of this Agreement, and/or proprietary information related to this Agreement (the "Confidential Information"), other than with the prior agreement of the other party excepting only disclosure to parties with a business-related need to know in connection with the parties' performance under this Agreement; disclosure in accordance with legal requirements and disclosure of information which may have become known to the public through no fault of the disclosing party.

14.2     Any and all announcements and publicity regarding this Agreement shall require the written pre-approval of both parties before any public dissemination thereof provided that either party shall not reasonably withhold such approval and provided further that such approval shall expressly be granted or withheld within five (5) days before any public dissemination thereof

14.3     The relationship of the parties hereto is that of independent contractors. Nothing contained in this Agreement is intended or to be construed so as to constitute a partnership or joint venture between Producer and Owner, or their respective employees, agents or representatives.

14.4     The relationship between the parties hereto including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Colorado without giving any effect to its conflict of law provisions.

14.5     Any and all disputes arising out of, or in connection with, the interpretation, performance or the non-performance of this Agreement or any and all disputes arising out of, or in connection with, transactions in any way related to this Agreement and/or the relationship between the parties shall be litigated solely and exclusively before the United States District Court for the District of Colorado. The parties consent to the in personam jurisdiction of said court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C.A. subsection 1404 or 1406 (or any successor statute). In the event the United States District Court for the District of Colorado does not have subject matter jurisdiction of said matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in Arapahoe County, State of Colorado. Licensor agrees to waive service of process if requested to do so in writing by EchoStar and such request to waive service may be delivered by any of the following: facsimile, first class mail, overnight courier, international mail, or similar manner of transmission.

14.6     In the event of any suit or action to enforce or interpret this Agreement or any provision thereof, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney fees, both at trial and on appeal, in addition to all other sums allowed by law.

14.7     Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other for failure to perform any obligation, condition or covenant contained in this Agreement, any warranties or guarantees made herein, or any amendment hereto if such failure is caused by or arises out of an act of force majeure including acts of God, acts of any local, county, state, federal or other government and its sovereign or contractual capacity, adverse weather conditions (including but not limited to solar flares or sun outages with respect to satellite transmission interference), epidemics, quarantines, restrictions, sabotage, acts of terrorism, strikes, freight embargoes, satellite malfunctions, or any other event beyond the reasonable control of the party whose performance is prevented during the period of such occurrence.

14.8     The failure of any party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or similar nature. All rights and remedies reserved to either party shall be cumulative and shall not be in limitation of any other right or remedy which such party may have at law or in equity.

14.9     This Agreement is binding upon the heirs, legal representatives, successors and assigns of Owner and Producer. Neither party may assign any of its rights or obligations under this Agreement without the prior express written consent of the other party to this Agreement, except that Producer may assign this Agreement in whole or in part to an affiliate at any time without the consent of Owner.

14.10     All notices and other communications hereunder shall be in writing and will be deemed received upon actually being received if personally delivered, when receipt acknowledged if sent by facsimile, after the first business day if dispatched by overnight courier service, or after the third business day after being deposited in U.S. or international mail; provided that all notices and other communications shall be addressed to the other party at the address first set forth above.

14.11     This Agreement sets forth the entire, final and complete understanding between the parties relevant to the subject matter hereof, and supercedes and replaces all previous understandings or agreements (including without limitation that certain agreement by and between the parties hereto dated May 14, 2004), whether written, oral, or implied, relevant to the subject matter of this Agreement made or existing before the Effective Date.

14.12     The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. In the event that a court of competent jurisdiction determines that any term or provision herein, or the application thereof to any person, entity, or circumstance, shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and shall be interpreted as if the invalid term or provision were not a part hereof.

14.13     This Agreement may be executed by facsimile and in any number of counterparts and each of such shall for all purposes be deemed to be one and the same and an original.

This Agreement shall be binding upon the parties hereto and their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written

OWNER:	PRODUCER:
FIRSTBINGO.COM, INC.	Bingo TVNet Corporation
/s/ Richard Wachter	/s/ Michael Schwimmer
By: RICHARD WACHTER	By: MICHAEL SCHWIMMER
Its: PRESIDENT	Its: EXECUTIVE VICE PRESIDENT

SCHEDULE A

Format Description: Trivia Bingo™

Trivia Bingo is a game show where contestants can win cash and prizes by showing their trivia knowledge. It combines the skill testing aspect of trivia and the excitement of bingo. The computer software randomly generates a traditional bingo card ... a total of 25 squares under the heading BINGO. If a Bingo square is covered it will be blue and an open square will be red. The only way to convert an open square to a covered square is to answer a trivia question correctly. Convert a red square to a blue square and you're on your way to a Bingo.

How are the contestants chosen?

The majority of prospective contestants will have qualified for the game show by earning a high number of points playing the game on the Internet. The server keeps track of who plays, for how long and what their point count is on a daily, weekly or monthly basis. For each round of shooting we would choose the appropriate number of people. Those that scored the highest number of points would be considered for the TV show. If, for example, we were going to shoot five shows in a day, we would want to have a pool or 45 from which to choose. We would then call those who were the highest scorers for that week and by questioning them over the phone, we would determine who would be the better contestant for the program. There would be three contestants for each program. If we wanted to make the pool of potential candidates larger ... to include those who do not have a computer ... we could enter into a customer-loyalty program with an advertiser and develop specific scratch and win cards ... there could be a traditional call-in format and then they would go into the pool to be questioned by telephone to see if they would make great TV contestants.

How does the game show work?

Each thirty-minute program consists of four rounds: three preliminary rounds and the Jackpot Round. In each of the preliminary rounds, achieving a Bingo is worth a pre-set dollar amount; for example, each time in Round 1 that a player gets Bingo, the player would win $ 1,000. Prize money for Round 2 is double that of Round 1, so, for example, if a Bingo in Round I was worth $ 1,000, a Bingo in Round 2 will be worth $2,000. Prize money for Round 3 is again double that of Round 2. The Jackpot Round is the climax of the game, with players attempting to answer as many questions as possible in the space of three minutes, winning prize money with each correct answer.

Potential television players must complete a screening process in order to participate as one of the three on-air players.

Live Set Production

The studio audience sits in a semi-circular steep-raked and multi-tiered environment. All seats face directly to the centre of the stage. As the show opens, the lighting comprises strobes, flashes and escalating and declining brightness, until the main lights at centre-stage emerge after a last dark pulse. The host emerges from the centre of the Jackpot Wall (see attached diagram of stage) via a greenscreen effect, and proceeds to take his position addressing the audience and introducing the players. As players are introduced, they emerge from the Video Wall (also via a green-screen effect). Once assembled, the host asks one or two brief biographical questions of each player. Once the questions are answered, the host outlines the rules of the game. The computer (accompanied by a "shuffling of cards" sound) then generates a random Bingo Card (displayed on the Jackpot Wall) and the first player is asked to select the first position on the Bingo Card to commence Round 1. The order in which players play the game is determined by the skill level displayed in the qualifying rounds (e.g., the player achieving the highest score during internet or scratch-and-win qualifying will become the first player in a TV game).

During game play, the Video Wall will display either a static or dynamic graphic image which will be consistent throughout each episode, thus lending the show its own signature graphic design by which viewers can quickly and easily visually identify the Trivia Bingo show. As they are posed, trivia questions will be displayed on the Video Wall. The Jackpot Wall will display the Bingo game card, showing which squares are open and which are covered.

Each player will continue to play until he or she achieves a full card Bingo or incorrectly answers the trivia question posed by the host. The first player will choose an open square on the Bingo game card ... revealing the question underneath, with four potential answers of which only one is correct. The player is then given 10 seconds to correctly answer the question during which time the Trivia Bingo theme is played in the background. If the player is incorrect (or fails to answer the question within the allotted time) a sound goes off and the next question is posed to the next player. Three incorrect answers signals the end of the round, and the game moves on to the next round, until Round 3 is completed.

At the end of Round 3, the player who has accumulated the most money in Rounds 1, 2 and 3 is eligible to play in the Jackpot Round. The host congratulates the winner of the first three rounds and asks if the player is ready to begin the Jackpot Round. The lights and music are pulsing and the atmosphere builds to a crescendo as the player prepares to compete for the large cash prizes available in the Jackpot Round. The computer generates a Jackpot Bingo Card, containing 16 open squares, each worth $ 1,000. Each square on the Jackpot Bingo Card now has a shimmer, indicating the added value and excitement of the Jackpot Round. The clock begins to count down the three minutes which the player is granted to answer questions: a low hum and pulsing Trivia Bingo theme is played throughout the studio. As the clock ticks past the one-minute remaining mark, the music begins to pick up pace; during the last 30 seconds of the Jackpot Round, the music is racing, heightening the dramatic tension for viewers and player alike. If the player answers all the questions correctly within the allotted time and the board is completely covered, the player wins the Jackpot. If a player wins a Jackpot, the ceiling of the studio opens, and hundreds of balloons that look like Bingo Balls and streamers are released, in a ticker tape style fanfare. The Trivia Bingo theme is blaring and the host moves with the winner to the middle aisle of the studio audience and waves good-bye ... reminding viewers that they too can join in the fun and excitement and "start your fortune" by playing Trivia Bingo at the website or by means of "Scratch and Win" cards, or other qualifying mechanisms.

If the Jackpot is not won, the host will congratulate the player and announce how much he or she has won and lead the viewers into the studio audience where he closes out the show by stating the above-noted closing words. The Jackpot is progressive and grows each show when there is not a winner. The initial Jackpot is slated to be $ 10,000 and it is anticipated to be increased by $ 10,000 for every consecutive show that a Jackpot Round is not won by a player.

During each show, the host will explain how to qualify to play Trivia Bingo. As a lead-in to the Jackpot Round, the producers may elect to run a live feed from the player's hometown (in his or her local watering hole or hangout) to show a three to five-second view of the player's family and friends cheering on the player.

Schedule B

TriviaBingo™ - Description of Software Licensed to Operate Television Game Show

The game show graphics system is a turnkey software solution that runs on a minimum of two PCs. One PC is used by the game operator to control the display of the game show graphics. The remaining PCs display the game graphics for the game shots as well as displays on the actual set.

The game operator will control the game through a standard keyboard and/or a touch screen.

The operator will have the following functions:

-     Contestant setup (name, play order, initial score, etc.).

-     New game (resets current scores for all players, shows board for first contestant up).

-     Show game board (display game board and score of the next contestant up).

-     Select square (operator selects square from request by contestant - e.g., operator enters B3 from keyboard; this display shows the square being selected). The operator presses space to show the question.

-     Show question (displays the question to be answered, pausing timer).

-     Start Question Timer (operator begins timer after host reads out question).

-     Select answer (contestant selects an answer and the operator selects it on the keyboard or touch screen; display shows the correct and user selected answer; operator presses space to continue to show the game board display; system displays the name of the next contestant).

-     Go Back (if required a previous screen can be redisplayed).

The display PC will require no input devices. The video out is used for production and is also displayed on monitors on the set.

Notes:

(1) The system is designed so that each action that causes a change in the game display is paused so that it can be captured for editing into the production.

(2)     A database of questions is maintained so that no question is repeated. The difficulty and/or category can also be controlled. For instance the difficulty of the questions can be increased as the questions are answered (independently per player).

(3)     The displayed game graphics will be tailored for broadcast resolution.